Exhibit 14.3 To
Form 20-F

May 18, 2004

Silver Standard Resources Inc.
Suite 1180, 999 West Hastings Street
Vancouver, BC
Canada V6C 2W2

Dear Sirs:

Re:    Reports on the Bowdens Project, Australia and La Pitarrilla and San Agustin Properties, Mexico.

James A. McCrea, P. Geo.:

o	has reviewed the summary of the estimate of resources at the Bowdens Project in Australia and La Pitarrilla and San Agustin Properties in Mexico included in the Form 20-F for the year ended December 31, 2003 of Silver Standard Resources Inc. ("Silver Standard");

o	confirms that each summary of an estimate of resources concurs with the estimate contained in my reports prepared for the Bowdens Project in Australia and La Pitarrilla and San Agustin Properties in Mexico;

o	consents to being referenced in the Form 20-F for the year ended December 31, 2003 of Silver Standard; and

o	consents to this consent being filed as an Exhibit to the Form 20-F for the year ended December 31, 2003 of Silver Standard.

Yours Sincerely,

"James A. McCrea"
____________________________
James A. McCrea, P. Geo.